As filed with the Securities and Exchange Commission on November 8, 2023

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1340767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3451 Plano Parkway Lewisville, Texas 75056	75056
(Address of Principal Executive Offices)	(Zip Code)

Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan, as amended

Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended

(Full title of the plans)

Puja Leekha

Interim Chief Legal Officer

Orthofix Medical Inc.

3451 Plano Parkway

Lewisville, Texas 75056

(214) 937-2000

(Name, address and telephone number of agent for service)

Copies to:

Brian C. O’Fahey

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Orthofix Medical Inc., a Delaware corporation (the “Company” or “Registrant”), relating to (i) 2,900,000 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), to be issued under the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan, as amended (the “2012 LTIP”), and (ii) 750,000 shares of Common Stock to be issued under the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended (the “SPP”) (in the case of each of (i) and (ii), representing the increased number of shares of Common Stock authorized by an amendment to the respective plan that was approved by the Company’s shareholders on June 19, 2023).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in 2012 LTIP and SPP covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated herein by reference and made part of this Registration Statement; provided, however, that the Company is not incorporating any information furnished pursuant to either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2022;

b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023;

c)
The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2023, January 5, 2023 (as amended on February 13, 2023), April 7, 2023, May 9, 2023, June 15, 2023, June 20, 2023, June 21, 2023, August 8, 2023, September 14, 2023, October 3, 2023, October 5, 2023, and November 8, 2023; and

d)
The description of the Company’s common stock included in the final proxy statement/prospectus dated May 29, 2018, which was filed with the Commission on May 30, 2018 pursuant to Rule 424(b)(3), under the caption “Description of Orthofix Capital Stock” therein.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), the bylaws of the Company (the “Bylaws”) and the Delaware General Corporation Law (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director or officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director of officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; or (v) an officer in any action by or in the right of the corporation.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Certificate of Incorporation provides that no director or officer of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL, as amended from time to time. This provision in the Certificate of Incorporation does not eliminate the directors’ or officers’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director and officer will be subject to liability for breach of the applicable director and/or officer’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, or for actions leading to improper personal benefit to the director or officer. Directors also remain subject to liability for the payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director or officer’s responsibilities under any other law, such as the federal securities laws.

The Bylaws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each of the Company’s directors and officers to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

3.1	Orthofix Medical Inc. Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 20, 2023).
3.2	Orthofix Medical Inc. Amended and Restated Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed June 20, 2023).
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed August 1, 2018).
5.1*	Opinion of Hogan Lovells US LLP
10.1

Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018).

10.2

Amendment No. 1 to the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 9, 2020 and incorporated by reference).

10.3

Amendment No. 2 to the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 21, 2021).

10.4

Amendment No. 3 to the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 7, 2022).

10.5

Amendment No. 4 to the Orthofix Medical Inc. Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement for the Company’s 2023 annual meeting of stockholders).

10.6

Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan, as amended by Amendment No. 1 thereto (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020).

10.7

Amendment No. 2 to the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 21, 2021).

10.8

Amendment No. 3 to the Orthofix Medical Inc. Second Amended and Restated Stock Purchase Plan (incorporated by reference to Appendix B to the Company’s definitive proxy statement for the Company’s 2023 annual meeting of stockholders).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
107*	Calculation of Filing Fee
*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, Texas, on November 8, 2023.

ORTHOFIX MEDICAL INC.

By:	/s/ Catherine Burzik
Name:	Catherine Burzik
Title:	Interim Chief Executive Officer, Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Catherine Burzik and Geoffrey Gillespie, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated below, on November 8, 2023.

Signature	Title
/s/ Catherine Burzik
Catherine Burzik	Interim Chief Executive Officer, Chair of the Board of Directors (principal executive officer)

/s/ Geoffrey Gillespie
Geoffrey Gillespie	Interim Chief Financial Officer and VP, Corporate Controller (principal financial and accounting officer)

/s/ Wayne Burris
Wayne Burris	Director

/s/ Stuart M. Essig
Stuart M. Essig	Director

/s/ John B. Henneman, III
John B. Henneman, III	Director

/s/ Shweta Singh Maniar
Shweta Singh Maniar	Director

/s/ James F. Hinrichs
James F. Hinrichs	Director

/s/ Jason M. Hannon
Jason M. Hannon	Director

/s/ Michael Paolucci
Michael Paolucci	Director